                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           COMMERCIAL METALS COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                DAVID M. SUDBURY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     /X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.


     (1) Amount previously paid:


                                      $125

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:


                  PAID WHEN PRELIMINARY PROXY MATERIALS FILED

- --------------------------------------------------------------------------------
     (3) Filing party:

                           COMMERCIAL METALS COMPANY
- --------------------------------------------------------------------------------
     (4) Date filed:

                                DECEMBER 7, 1994
- --------------------------------------------------------------------------------

- ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 26, 1995

     The Annual Meeting of Stockholders of Commercial Metals Company, a Delaware corporation ("Company"), will be held in the Alexandria Auditorium of the INFOMART, 1950 Stemmons Freeway, Dallas, Texas, on January 26, 1995 at 10:00 a.m., Central Standard Time, for the following purposes:

          (1) To elect four persons to serve as Class III directors until the 1998 Annual Meeting of Stockholders and until their successors are elected;

          (2) To approve an amendment to the Restated Certificate of Incorporation of the Company to increase the number of shares of Common Stock authorized for issuance from 20,000,000 to 40,000,000 shares;

          (3) To approve amendments to the Company's 1986 Stock Incentive Plan (the "Plan") to increase by 750,000 the maximum number of shares that may be available for issuance pursuant to the Plan and to establish a maximum number of 50,000 shares which may be subject to grants of options, stock appreciation rights or performance awards to any individual employee during a single fiscal year of the Company.

          (4) To approve the appointment of Deloitte & Touche as independent auditors of the Company for the fiscal year ending August 31, 1995; and

          (5) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record on November 28, 1994 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE ON WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                            By Order of the Board of Directors,



                                                    /s/ DAVID M. SUDBURY

                                                      DAVID M. SUDBURY
                                                 Vice President, Secretary
                                                    and General Counsel

Dallas, Texas

December 19, 1994

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 26, 1995


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Commercial Metals Company ("Company") for use at the Annual Meeting of Stockholders of the Company to be held on January 26, 1995 and at any and all adjournments thereof. The approximate date on which this Proxy Statement and accompanying proxy card are first being sent or given to stockholders is December 19, 1994.


     Shares represented by each proxy, if properly executed and returned to the Company prior to the meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of the four Class III directors, for approval of the proposal to amend the Company's Restated Certificate of Incorporation (the "Certificate") to increase the number of shares of Common Stock authorized for issuance from 20,000,000 to 40,000,000 shares, for approval of amendments to increase by 750,000 the maximum number of shares available for issuance under the Company's 1986 Stock Incentive Plan (the "Plan") and establish a maximum of 50,000 shares that may be subject to option grants, stock appreciation rights or performance awards to any individual employee under the Plan during any fiscal year, and to ratify the appointment of Deloitte & Touche as independent auditors, all as recommended by the Board of Directors. A stockholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company.

                  OUTSTANDING VOTING SECURITIES OF THE COMPANY

     On November 28, 1994, the record date for determining stockholders entitled to vote at the Annual Meeting, there were outstanding 15,172,706 shares of Common Stock, par value $5.00 per share, not including 959,877 treasury shares. Each share of such stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote by the stockholders at the forthcoming Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares of Common Stock present or represented at the meeting is required to elect the Class III directors. Approval of the proposal to amend the Certificate requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Approval of the amendments to the Plan and the ratification of the appointment of Deloitte & Touche require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum and have the effect of a negative vote on the proposals to amend the Certificate, approve the Plan amendments and ratify the appointment of Deloitte & Touche. Broker non-votes have no effect on determining plurality.

                             PRINCIPAL STOCKHOLDERS

     As of November 28, 1994, the only persons, or groups of persons, known to the Company's management believed to own beneficially 5% or more of the Company's outstanding Common Stock were:

                                                               TYPE OF      OWNED     PERCENT
                       NAME AND ADDRESS                       OWNERSHIP     SHARES    OF CLASS
    ------------------------------------------------------  -------------  --------   --------
    Jacob Feldman, Robert L. Feldman and Ralph E.           Record         2,032,061    13.4%
    Loewenberg, Trustees of The Jacob Feldman and Sara B.
    Feldman Grantor Trust Dated September 24, 1985
      Stemmons Center
      7800 Stemmons Freeway
      10th Floor
      Dallas, Texas 75247
    J. P. Morgan & Co. Incorporated                         Beneficially   1,351,495     8.9%
      60 Wall Street
      New York, NY 10260
      (As reported on Schedule 13G dated
      December 31, 1993)
    Mitchell Hutchins Institutional Investors, Inc.         Beneficially   1,142,266     7.5%
      1285 Avenue of the Americas
      New York, NY 10019
      (As reported on Schedule 13G dated
      February 7, 1994)

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation divides the Board of Directors into three classes. The term of office of the Class III directors expires at this Annual Meeting of Stockholders. The Class I directors will serve until the 1996 Annual Meeting of Stockholders, and the Class II directors will serve until the 1997 Annual Meeting of Stockholders. Moses Feldman, Ralph E. Loewenberg, Stanley A. Rabin and Marvin Selig, all of whom are currently directors, will stand for election as Class III directors for three-year terms of office expiring at the 1998 Annual Meeting and until their successors are duly elected. Proxies cannot be voted for the election of more than four persons to the Board at the meeting.

     The proxies named in the accompanying form of proxy have been designated by management. All nominees listed above are currently members of the Board of Directors, each having been previously elected by the stockholders. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such person, if any, as may be designated by the Board of Directors. However, management has no reason to believe that any nominee will be unavailable.

     The following table sets forth certain information about the directors. All directors have been employed in substantially the same positions set forth for at least the past five years except for Messrs. Eisenstat, Hirsch and Kammann. For more than five years prior to September 23, 1993 Mr. Eisenstat had been a director of and Executive Vice President and Secretary of Apple Computer, Inc. Mr. Hirsch was named Chief Executive Officer of Centex Corporation in July, 1988, having been President since 1985 and was also named Chairman of the Board and relinquished the position of President in July, 1991. Mr. Kammann retired September 1, 1993 following thirty five years of service to the Company culminating with his position as Vice President of the Company in charge of international operations and Managing Director of Commercial Metals Holding AG, a subsidiary of the Company. Mr. Kammann currently is a consultant to the Company. Moses Feldman is employed as President of Commercial Manufacturing Corporation, which is not affiliated with the Company.

                                    NOMINEES

                                                                       NUMBER OF SHARES
                                                                        OF COMMON STOCK
                                                                         BENEFICIALLY
                                                                             OWNED           PERCENT OF
                                                         SERVED AS        DIRECTLY OR        OUTSTANDING
                NAME, PRINCIPAL                          DIRECTOR      INDIRECTLY AS OF        COMMON
            OCCUPATION AND BUSINESS              AGE       SINCE       NOVEMBER 28, 1994        STOCK
- -----------------------------------------------  ---     ---------     -----------------     -----------
                                   CLASS III -- TERM EXPIRES IN 1995
Moses Feldman                                    54         1976             219,732(1)          1.4%
  President, Commercial Manufacturing
  Corporation
Ralph E. Loewenberg                              55         1971                  --(2)
  President, R. E. Loewenberg Capital
  Management Corporation
Stanley A. Rabin                                 56         1979             183,567(3)          1.2%
  President and Chief Executive Officer,
  Commercial Metals Company
Marvin Selig                                     71         1964              85,500(3)             *
  President, CMC Steel Group

                         DIRECTORS CONTINUING IN OFFICE


                                                                       NUMBER OF SHARES
                                                                        OF COMMON STOCK
                                                                         BENEFICIALLY
                                                                             OWNED           PERCENT OF
                                                         SERVED AS        DIRECTLY OR        OUTSTANDING
                NAME, PRINCIPAL                          DIRECTOR      INDIRECTLY AS OF        COMMON
            OCCUPATION AND BUSINESS              AGE       SINCE       NOVEMBER 28, 1994        STOCK
- -----------------------------------------------  ---     ---------     -----------------     -----------
                                   CLASS I -- TERM TO EXPIRE IN 1996
A. Leo Howell                                    73         1977              88,094(3)             *
  Vice President, Commercial Metals Company;
  President and Treasurer, Howell Metal Company
  (subsidiary)
Laurence E. Hirsch                               48         1991               1,333                *
  Chairman of the Board of Directors
  and Chief Executive Officer
  Centex Corporation
                                   CLASS II -- TERM TO EXPIRE IN 1997
Albert A. Eisenstat                              64         1982               1,333                *
  Retired former executive officer
  and director -- Apple Computer, Inc.
Walter F. Kammann                                69         1969              49,363(3)             *
  Consultant
Charles B. Peterson                              81         1979              12,000                *
  Investments

- ---------------

* Less than one percent.

(1) Excluding 707,641 shares owned of record by the Feldman Foundation, of which Moses Feldman and brothers Robert L. Feldman and Dr. Daniel E. Feldman, sons of Jacob and Sara B. Feldman, are voting trustees.

(2) Ralph E. Loewenberg is one of three Trustees of The Jacob Feldman and Sara
    B. Feldman Grantor Trust which owns 2,032,061 shares. See "Principal Stockholders" at page 2. Jacob Feldman and Sara B. Feldman are beneficial owners of these shares. Ralph E. Loewenberg disclaims any beneficial interest as to such shares.

(3) Includes shares subject to options exercisable within sixty days by Mr. Rabin of 16,000 shares, Mr. Selig of 12,666 shares, Mr. Howell of 8,666 shares and Mr. Kammann of 3,972 shares.

     All directors and officers as a group beneficially own 2,976,045 shares or 20% of outstanding Common Stock including the Feldman Grantor Trust shares discussed in footnote 2 above.

     Marvin Selig is the brother of Clyde Selig, an executive officer. There are no other family relationships among the directors, nominees and executive officers.

     None of the directors or nominees other than Messrs. Eisenstat and Hirsch are directors of another public company. Mr. Eisenstat is a director of SunGard Data Systems Inc. Mr. Hirsch is also a director of Centex Corporation and Envoy Corporation.

           ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

     Audit Committee. The Board of Directors has a standing Audit Committee which provides the opportunity for direct communications between the independent certified public accountants, the internal audit staff and the Board. The Audit Committee meets with the certified public accountants and internal auditors periodically to review their effectiveness during the annual audit program and to discuss the Company's internal control policies and procedures. The members of the Audit Committee are Messrs. Eisenstat (Chairman), Feldman, Loewenberg and Peterson. Mr. Peterson was Chairman of the Audit Committee prior to July 18, 1994. During the fiscal year ended August 31, 1994, the Audit Committee met four times to review the scope and results of the annual audit, to consider the engagement of the Company's auditors for the fiscal year ending August 31, 1995, and to review various matters with regard to financial controls and procedures.

     Compensation Committee. The Board of Directors also has a standing Compensation Committee that provides recommendations to the Board regarding compensation for executive officers of the Company including issuance of stock options. The Compensation Committee consists of Messrs. Loewenberg (Chairman), Eisenstat, Moses Feldman and Peterson. Mr. Eisenstat became a member of the Compensation Committee on January 27, 1994, and did not participate in any committee meetings during fiscal 1994 since all occurred prior to his appointment. The Compensation Committee may periodically and did during fiscal 1994, retain a consulting firm specializing in compensation matters to advise the Compensation Committee. The Compensation Committee met three times during the fiscal year ended August 31, 1994 to establish salaries and bonuses for executive officers, to authorize the issuance of stock options, to review retirement plans, compensation policies, and to review the Compensation Committee's report on executive compensation for the prior fiscal year.

     Executive Committee. The Executive Committee consists of Messrs. Howell (Chairman), Rabin and Selig. Under the Company's Bylaws, the Executive Committee is endowed, during the intervals between the meetings of the directors, with all of the powers of the directors in the management and control of the business. The Executive Committee meets periodically between meetings of the Board of Directors.

     The Board of Directors does not have a nominating committee because the Board as a whole functions in this capacity. During the fiscal year ended August 31, 1994 the entire Board of Directors met eight times, of which six were regularly scheduled meetings and two were special meetings. All directors attended at least seventy-five percent or more of the meetings of the Board of Directors of the Company and of the committees of the Board on which they served.

     Compensation of Non-employee Directors. Messrs. Eisenstat, Feldman, Hirsch, Kammann and Peterson are paid a fee of $15,000 per year and $1,000 for each board meeting or $500 for each committee meeting they attend. Chairmen of the Audit and Compensation Committees received an additional payment of $1,000 per year. Upon his retirement from employment by the Company and subsidiary on September 1, 1993, Mr. Kammann and the Company entered into a three year consulting agreement, providing for payment of 84,000 Swiss Francs (approximately $63,000) per year plus reimbursement of expenses incurred in the performance of consulting work for the Company. Mr. Loewenberg has waived his right to receive fees and expense reimbursement customarily paid by the Company to non-employee directors. No employees of the Company receive additional compensation for serving as directors.

     Mr. Jacob Feldman, a former executive officer and director retired from the Company effective September 1, 1993, due to a disabling illness. In recognition of his past service as a key employee for sixty one years and the lack of coverage for Mr. Feldman under the Company's existing long term disability program, the Board of Directors approved a payment to Mr. Feldman of $150,000 annually for a period of three years. Mr. Feldman is one of the Trustees and is a beneficial owner of stock held by the Jacob Feldman and Sara B. Feldman Grantor Trust which owns 13.4% of the Company's Common Stock.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely upon its review of the copies of such forms received by it and written representations that no Form 5's were required from reporting persons, the Company believes that all such reports were submitted on a timely basis during the year ended August 31, 1994 with the exception of a report on Form 4 filed 16 days late on May 26, 1994, by director Charles B. Peterson to report the purchase of 2,000 shares of the Company's common stock on April 26, 1994.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid during each of the last three fiscal years to the Company's Chief Executive Officer and the four remaining most highly compensated executive officers of the Company, based on salary and bonus earned during fiscal year 1994.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                        ANNUAL COMPENSATION         COMPENSATION
                                        -------------------     ---------------------
                             FISCAL     SALARY       BONUS         AWARDS OF STOCK           ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR        ($)         ($)       OPTION/SARS(#)(1)(2)      COMPENSATION($)
- ---------------------------  ------     -------     -------     ---------------------     ---------------
Stanley A. Rabin              1994      395,000     415,000             12,000                 17,610(3)
  President and               1993      385,000     325,000             16,000                 15,098
  Chief Executive Officer     1992      375,000     200,000             16,000                 11,727
Marvin Selig                  1994      345,000     450,000              9,500                      0(4)
  President -- CMC            1993      335,000     375,000             12,666                      0
  Steel Group                 1992      325,000     340,000             12,666                      0
A. Leo Howell                 1994      295,000     300,000              7,500                 17,610(3)
  Vice President;             1993      285,000     300,000             10,000                 15,098
  President and Treasurer     1992      275,000     300,000              8,666                 11,727
  Howell Metal Company
     (Subsidiary)
Clyde P. Selig(5)             1994      265,186     324,873              8,311                  4,653(4)
  Executive Vice President    1993      257,500     292,477             11,068                      0
  CMC Steel Group             1992      252,500     259,000             11,274                      0
Hugh M. Ghormley(6)           1994      259,882     293,756              7,820                 17,610(3)
  Executive Vice President    1993      252,350     252,180             10,400                 15,098
  CMC Steel Group             1992      245,000     231,000             10,493                 11,727

- ---------------

(1) These awards are made under the Company's 1986 Stock Incentive Plan. The exercise price for each share subject to these options is 100% of the market value of such share on the date granted. Although the Plan provides for the granting of stock appreciation rights (SARs), performance awards and incentive stock options qualified under sec.422A of the Internal Revenue Code, none have been made and each of the awards shown represent stock options which do not qualify under sec.422A. The options are exercisable two years from date of grant until the end of their ten-year term. Options granted in fiscal years 1992 and 1993 have been adjusted to reflect the 33 1/3% stock dividend of December 6, 1993.

(2) The listed executive officers held at fiscal year end restricted stock awards granted October 30, 1989 and scheduled to vest on October 30, 1994, in number (as adjusted for the December 6, 1993, stock dividend) and value (calculated based on the closing price of the Company's common stock at fiscal year end of $26.625 per share) as follows: Messrs. Rabin -- 11,600 ($308,850); Marvin Selig -- 9,600 ($255,600); Howell -- 7,066 ($188,132);
     Clyde Selig -- 7,025 ($187,067); Ghormley -- 6,366 ($169,495). Payments
     equivalent to the cash dividend per share paid all stockholders are paid to holders of restricted stock bonus awards.

(3) The amounts shown for each fiscal year represent the Company's contributions to and forfeitures allocated to, the account of the recipient under the Commercial Metals Companies Profit Sharing Plan, a defined contribution plan. All of such amounts are fully vested in the recipient.

(4) Messrs. Marvin and Clyde Selig are eligible to participate in the profit sharing plan of Structural Metals, Inc. They also participate in the Structural Metals, Inc. Pension Plan. See "Pension Benefits" at page 8. Due to limitations imposed by the Internal Revenue Code on maximum contributions to and benefits from qualified retirement plans, no company contribution or forfeitures were allocated to their profit sharing plan accounts for 1992, 1993 and for 1994 with regard to Marvin Selig. Clyde Selig's 1994 company contribution was limited to the amount shown.

(5) Clyde P. Selig is the beneficial owner of 77,663 shares of Common Stock including 52,546 subject to options exercisable within sixty days, or less than 1% of the outstanding Common Stock.

(6) Hugh M. Ghormley is the beneficial owner of 114,332 shares of Common Stock including 16,093 subject to options exercisable within sixty days, or less than 1% of the outstanding Common Stock.

     The following table provides information on option grants in fiscal 1994 to the executive officers included in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL
                                                                                         REALIZABLE VALUE
                                                                                                AT
                                                                                          ASSUMED ANNUAL
                                              % OF TOTAL                                      RATES
                                             OPTIONS/SARS                                 OF STOCK PRICE
                                              GRANTED TO     EXERCISE                    APPRECIATION FOR
                                              EMPLOYEES       OR BASE                   OPTION TERM($)(3)
                            OPTIONS/SARS      IN FISCAL        PRICE      EXPIRATION    ------------------
           NAME             GRANTED(#)(1)        YEAR        ($/SH)(2)       DATE         5%         10%
- --------------------------  -------------    ------------    ---------    ----------    -------    -------
Stanley A. Rabin..........      12,000            4.2          27.61        12/23/03    208,354    528,020
Marvin Selig..............       9,500            3.3          27.61        12/23/03    164,947    418,016
A. Leo Howell.............       7,500            2.6          27.61        12/23/03    130,221    330,221
Clyde P. Selig............       8,311            2.9          27.61        12/23/03    144,302    365,698
Hugh M. Ghormley..........       7,820            2.7          27.61        12/23/03    135,777    344,094

Potential Future Commercial Metals Company Stock Price..............................     $44.97     $71.61

- ---------------

(1) All options in the above table become exercisable December 23, 1995 or earlier upon a change of control of the Company as defined in the 1986 Stock Incentive Plan.

(2) The exercise price is the fair market value (mean of high and low sales price) on the date of grant.

(3) The dollar amounts in the last two columns are the result of calculations at the 5% or 10% compound annual rates set by the SEC and are not intended to forecast future appreciation of Commercial Metals Company stock.

     The following table provides information concerning the exercise of options during fiscal 1994 and unexercised options held as of August 31, 1994 for the executive officers included in the Summary Compensation Table.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                    NUMBER OF               VALUE OF UNEXERCISED
                                                                   UNEXERCISED                  IN-THE-MONEY
                                                                  OPTIONS/SARS                 OPTIONS/SARS AT
                            SHARES                               AT FY-END(#)(1)               FY-END($)(1)(3)
                         ACQUIRED ON          VALUE        ---------------------------   ---------------------------
         NAME           EXERCISE(#)(1)   REALIZED($)(2)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------  --------------   ---------------   -----------   -------------   -----------   -------------
Stanley A. Rabin......       8,891            168,095         16,000         28,000        131,250        102,750
Marvin Selig..........           0                  0         12,666         22,166        103,900         81,340
A. Leo Howell.........           0                  0          8,666         17,500         71,088         64,219
Clyde P. Selig........           0                  0         52,546         19,379        694,509         71,078
Hugh M. Ghormley......      20,034            188,214         16,093         18,220        148,812         66,788

- ---------------

(1) Amounts set forth in the table reflect the number and value of shares and options only as no stock appreciation rights (SARs) have been awarded under the Company's 1986 Stock Incentive Plan.

(2) The amounts shown represent the difference between the option price, which was 100% of market value on the date of grant, and the fair market value of the stock on the date of exercise.

(3) The amounts shown represent the difference between the closing price of Company Common Stock on August 31, 1994 of $26.625, and the exercise price of such options.

                                PENSION BENEFITS

     Substantially all employees of the Company and its domestic subsidiaries with the exception of employees of Structural Metals, Inc., (SMI), participate in the Commercial Metals Companies Profit Sharing Plan, a defined contribution plan. The Company has no pension plan for the employees who participate in that profit sharing plan. SMI maintains both a defined contribution profit sharing plan (the SMI Profit Sharing Plan) and a defined benefit pension plan (the SMI Retirement Plan). Substantially all of the approximately 750 employees of SMI participate in the two SMI plans. The SMI Retirement Plan is a trusteed, non-contributory plan qualified under the Internal Revenue Code. An employee is 100% vested under the plan after five years of service with no vesting prior to that time. Normal retirement age is 65 with benefits payable at 55 through 64 on a reduced basis. Benefit payments are based on a formula using the monthly average of all compensation earned by the participant during the ten years prior to retirement multiplied by 1.5%, multiplied by the number of years of credited service. There is no offset for social security benefits. Employees may receive a lump-sum distribution upon retirement or while employed after the attainment of certain age and service requirements. Although Marvin Selig and Clyde Selig participate in the SMI Retirement Plan, their benefit levels are limited as required by Internal Revenue Code sec.415. For 1994 the maximum benefit under Code sec.415 is $118,800 per year payable at age 65. In addition for purposes of calculating benefits under the plan, compensation considered must be limited as required by Internal Revenue Code sec.401(a)(17). For fiscal 1994 the compensation limitation is $235,840. The following table shows estimated annual benefit amounts which would be payable to participants in the SMI Pension Plan at normal retirement (age 65) on a straight life annuity basis without consideration of the Code limitations. At present, the Company has no supplemental benefit plan to pay amounts in excess of such limitations. Accordingly, the amounts shown in the table below may not reflect the actual benefits payable under the SMI Retirement Plan.

  AVERAGE                                                 ESTIMATED ANNUAL PENSION FOR
   FINAL                                            REPRESENTATIVE YEARS OF CREDITED SERVICE
  TEN-YEAR                 -------------------------------------------------------------------------------------------
COMPENSATION                 15          20          25          30          35          40          45          50
- ------------               -------     -------     -------     -------     -------     -------     -------     -------
  $300,000...............   67,500      90,000     112,500     135,000     157,500     180,000     202,500     225,000
  $400,000...............   90,000     120,000     150,000     180,000     210,000     240,000     270,000     300,000
  $500,000...............  112,500     150,000     187,500     225,000     262,500     300,000     337,500     375,000
  $600,000...............  135,000     180,000     225,000     270,000     315,000     360,000     405,000     450,000
  $700,000...............  157,500     210,000     262,500     315,000     367,500     420,000     472,500     525,000
  $800,000...............  180,000     240,000     300,000     360,000     420,000     480,000     540,000     600,000

     Based on Clyde Selig's 31 years of service and present compensation levels, upon retirement he would receive the maximum benefit presently permitted to be paid by defined benefit plans of $118,800 annually based on a straight life annuity election. In fiscal 1993 Marvin Selig, who has 48 years of service, received a distribution equal to the present value of his accrued plan benefit calculated as of the date of distribution. Marvin Selig will continue to accrue additional benefits each year that he is employed by SMI to the extent the Internal Revenue Code sec.415 limitation increases. These additional benefits will be paid from the plan at the time he retires or upon his death. No other executive officers of the Company are eligible to participate in the SMI Retirement Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the Compensation Committee with respect to compensation policies applicable to the Company's executive officers and with respect to the basis for Mr. Rabin's compensation, as Chief Executive Officer, for 1994. The Compensation Committee of the Board of Directors is comprised of four non-employee directors, Messrs. Ralph E. Loewenberg (Chairman), Albert A. Eisenstat, Moses Feldman and Charles B. Peterson.

OVERALL OBJECTIVES AND STRATEGY

     In determining total compensation levels for executive officers, the Company's Compensation Committee evaluates, primarily on a subjective basis, Company financial results (including profit before taxes, return on net assets and cash flow), the potential for future earnings growth, individual performance contributions, group and division operating performance. The Committee has also, in the prior year, reviewed officer compensation levels and practices at comparable companies, particularly in the Company's core steel processing and manufacturing businesses but did not do so for fiscal 1994 since there was little probability of significant change in one year. The companies included in this prior review include the S&P Steel Industry Group, as well as 10 additional companies in the steel minimill industry.

     In 1980 the Company adopted an executive total compensation strategy that places a significant portion of annual cash bonus at risk. This strategy combines competitive base salaries, the opportunity for above average annual cash bonuses, and long-term equity incentive opportunities. Because of the relatively large number of employees receiving option grants, the number of options granted to executive officers has been limited and is less than the levels at the comparable companies described above. The annual focus of the Company's executive compensation strategy is consistent with the highly cyclical nature of the Company's business, which is characterized by wide periodic swings in steel and metal prices. The Compensation Committee reviews information prepared or compiled by the Company, confers with independent executive compensation consultants when it considers necessary, and makes decisions based on the business experience of each Compensation Committee member.

     With respect to the executive officers of the Company's Steel Group other than Marvin Selig, the Executive Committee of the Board performs the functions of the Compensation Committee in setting total annual cash compensation including establishing base salaries and bonus payments.

CASH COMPENSATION

     Executive officers are compensated within salary ranges that generally are competitive with ranges for similar positions in companies of comparable size and complexity to the Company. The actual salary of each officer is based on individual contribution and is in keeping with the Company's total compensation strategy described above. Salaries of the ten executive officers including the CEO have, in the aggregate, increased approximately $168,000 for the two year period from fiscal 1992 through fiscal 1994 or slightly less than 3.5% on average for each of the last two years. Individual increases ranged from zero to 5.25%. For fiscal 1995 the majority of the executive officers salaries will not increase from fiscal 1994. Fiscal year 1995 salary increases for all executive officers, including the CEO, aggregate less than $18,000.

     In addition the Compensation Committee recommends to the Board of Directors annual cash bonuses for executive officers of the Company, based upon the compensation strategy described above. For fiscal 1994 results, a strong performance year for the Company, the total bonus paid executive officers increased by approximately 29% over the 1993 bonus amount. Similarly, the 1993 bonus pool for executive officers was approximately 43% above the 1992 bonus pool. The Committee believes bonus levels have been consistent with earnings which have doubled in two years and increased approximately 20% in 1994 compared to 1993.

EQUITY-BASED COMPENSATION

     Given the relatively large number of employees receiving stock option grants, grants to executive officers have been substantially below levels at the comparable companies described above. Separate option share pools for corporate employees and each operating group and division are established annually pursuant to a formula based on total salaried employee counts for the previous year, and cash flow, total assets and return on net assets for the preceding five years. An additional option pool for Executive Committee members is also established, which has been generally 10%-20% of the total shares set aside for all participants. Annual grants are made from pools based on a subjective evaluation of each executive's responsibilities, sustained performance contributions and ability to influence long-term growth and profitability. Although stock appreciation rights and performance awards are allowed under the Company's 1986 Stock Incentive Plan, no such awards have been made to date. While restricted stock awards were granted in the past to key employees including executive officers, the last awards being made October 30, 1989, the Key Employee Restricted Stock Bonus Plan terminated on January 30, 1990, except as to awards then outstanding. Therefore, no future awards will be made under the Plan, and the last awards vested on October 30, 1994.

CEO COMPENSATION

     Mr. Rabin's salary is set annually within the range approved by the Compensation Committee, which is based on similar positions in the comparable companies described above. Mr. Rabin's annual bonus is based on the same factors considered for other members of the executive officer group. Mr. Rabin's salary was not increased for fiscal 1995 and will remain $395,000. Given the Company's strong 1994 overall profitability, Mr. Rabin's 1994 cash bonus was increased $90,000 from 1993 levels to $415,000.

     A stock option grant to purchase 12,000 shares at fair market value on grant date also was made to Mr. Rabin on December 23, 1993. This grant was made after review of stock options previously granted to Mr. Rabin which have been in the same amount each of the past two years (before adjustment for the December 6, 1993 33 1/3% stock dividend) and is consistent with the Company's equity based compensation strategy.

CONCLUSION

     The Compensation Committee believes that current total compensation arrangements are reasonable and competitive. The Compensation and Executive Committee believe fiscal year 1994 compensation for executive officers is consistent with current compensation philosophy and reflects corporate performance. The Compensation Committee is studying the anticipated federal tax treatment to the Company and executive officers of various payments and benefits, and in particular the limitations on deductibility of compensation under Section 162(m) of the Internal Revenue Code. The Committee believes it unlikely in the short term that the limitation will affect the Company but is considering various alternatives to preserving the deductibility of compensation to the extent reasonably practicable and consistent with overall objectives of the compensation strategy; however, the Committee may not in all circumstances limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee shall continue to monitor and administer compensation programs for executive officers of the Company.

            EXECUTIVE COMMITTEE               COMPENSATION COMMITTEE
            A. Leo Howell                     Ralph E. Loewenberg
            Stanley A. Rabin                  Albert A. Eisenstat
            Marvin Selig                         (member since January 27, 1994)
                                              Moses Feldman
                                              Charles B. Peterson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

     Messrs. Loewenberg, Eisenstat, Moses Feldman and Peterson are the members of the Compensation Committee.

     The Company has historically made charitable contributions of a portion of consolidated earnings, generally totalling 5% or less to various charitable entities, including the Feldman Foundation, a private charitable foundation exempt from federal income tax under Internal Revenue Code sec.501(c)(3). The Feldman Foundation is the record and beneficial owner of 707,641 shares of the Company's Common Stock. Director Moses Feldman, Robert L. Feldman and Dr. Daniel
E. Feldman, sons of Jacob Feldman, are Trustees of the Feldman Foundation.

     The Feldman Foundation retained R. E. Loewenberg Capital Management Corporation ("Capital Management"), a registered investment advisor, to serve as an investment advisor for the twelve months ended August 31, 1994, as well as the current year. The Feldman Foundation compensates Capital Management on the basis of a percentage of total assets under management, the same basis for which Capital Management is compensated for like services by unrelated third parties. Ralph E. Loewenberg, a director of the Company, is the President and majority owner of Capital Management. Capital Management also provides investment advisory services to Jacob Feldman, Sara Feldman, Dr. Daniel
E. Feldman and Robert L. Feldman, all on the same basis for which it renders like services to unrelated third parties.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return of the Company's Common Stock during the five year period beginning August 31, 1989 and ending August 31, 1994, with the S&P 500 Index and the S&P Steel Group Index. Each index assumes $100 invested at the close of trading August 31, 1989 and reinvestment of dividends.


                                   (GRAPH)

                               Commercial                       S&P Steel
 Measurement Period             Metals                          Industry
(Fiscal Year Covered)           Company         S&P 500           Group
 ---------------------         ----------       -------         ---------
1989                            100.00          100.00          100.00
1990                             90.57           95.01           71.22
1991                             96.20          120.58           86.10
1992                            115.43          130.13           88.91
1993                            192.98          149.93          126.16
1994                            185.53          156.99          174.35

                     PROPOSAL TO ADOPT AN AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

     On November 21, 1994, the Board of Directors adopted a resolution to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $5 per share, from 20,000,000 to 40,000,000 shares and to propose such an amendment to be voted on by the stockholders at the upcoming annual meeting. The Board of Directors strongly recommends the adoption by the stockholders of such an amendment.

     The purpose to be accomplished by the adoption of the proposed amendment to the Company's Certificate of Incorporation is to provide the Board of Directors flexibility in declaring and paying stock dividends, making future acquisitions in exchange for the Company's Common Stock, raising additional capital and other corporate purposes. On November 28, 1994, there were 15,172,706 shares issued and outstanding, excluding 959,877 shares in the Company's treasury. In addition the Company has in existence a General Employee Stock Purchase Plan and 1986 Stock Incentive Plan pursuant to which certain employees are eligible to acquire approximately 2,147,090 shares of Common Stock of the Company reserved for issuance thereunder. Historically, the Board of Directors of the Company has declared and paid stock dividends when, in the discretion of the Board, the earnings, the business prospects and the cash requirements of the Company permitted. For example, stock dividends of 33 1/3% each were paid to stockholders in fiscal years 1986, 1989 and 1994. In addition, the Company has on occasion acquired the assets or stock of other related businesses in exchange for Common Stock of the Company. While no stock dividend or acquisition for stock is presently proposed or contemplated, the Board of Directors of the Company believes it is essential that the Company increase its authorized Common Stock in order to vest with the Board sufficient flexibility to meet these needs and demands of the Company in the future.

     The holders of shares of Common Stock do not have preemptive rights to subscribe to additional shares. The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is required for the adoption of the proposed amendment.

              PROPOSED AMENDMENTS TO THE 1986 STOCK INCENTIVE PLAN

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

     The Board of Directors adopted, and at the 1987 Annual Meeting of Stockholders the stockholders approved, the 1986 Stock Incentive Plan (the "Plan"). The Company believes that the Plan increases the proprietary interest of employees in the success of the Company, as well as attracts new and retains present key employees. The provisions of the Plan are summarized below.

DESCRIPTION OF AMENDMENTS

     The Board of Directors is submitting for stockholder approval two amendments to the Plan adopted by the Board subject to stockholder approval. The first amendment provides for an increase in the total number of shares of Company Common Stock that may be issued pursuant to the Plan of 750,000 from 2,222,221 shares to 2,972,221 shares. The second amendment establishes a limit of 50,000 shares that may be subject to options, stock appreciation rights or performance awards to any individual during a single fiscal year.

     The Plan as initially approved by stockholders on January 22, 1987, set the maximum number of shares subject to the Plan at 500,000. This was increased by 166,666 to 666,666 as a result of the 33 1/3% stock dividend of December, 1988. On January 25, 1990 and January 23, 1992 stockholders approved amendments to increase by 600,000 and 400,000, respectively, the maximum number of shares subject to the Plan. The December 1993, 33 1/3% stock dividend resulted in an adjustment to increase the number of shares subject to the Plan from 1,666,666 to 2,222,221. As of November 28, 1994, shares subject to 921,349 options have been exercised and in connection therewith, 136,598 shares were surrendered in payment of the option price and are available for future issuance under the Plan, 1,238,713 shares are subject to options granted but not yet exercised of which 604,539 are exercisable within sixty days and options for 93,067 shares have been forfeited and are available for future issuance, leaving 198,757 shares available for future grants.

     The Plan presently contains no limit on the number of shares that may be subject to options, stock appreciation rights or performance awards to any individual. The proposed amendment would establish a limit of 50,000 per fiscal year to any individual. In practice the largest number granted to any individual in any year since the inception of the Plan was 32,000 to Mr. Rabin in fiscal 1988. The proposed limit is anticipated to comply with final regulations under
Section 162(m) of the Internal Revenue Code thereby enabling the Company to receive a federal income tax deduction for all compensation under the Plan received by executive officers.

     The Board of Directors is submitting these amendments for stockholder approval to enable the Company to continue to offer options, stock appreciation rights and performance awards under the Plan and to receive, to the maximum extent permitted, a tax deduction for all compensation earned under the Plan. If these amendments to the Plan are not approved by the stockholders, the Plan will otherwise remain in effect.

GENERAL DESCRIPTION OF THE PLAN

     The Plan provides for the granting of (i) options which are intended to qualify for special tax treatment under particular provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect from time to time (including but not limited to incentive stock options), (ii) options which are not intended to so qualify (non-qualified stock options), (iii) stock appreciation rights in respect of any outstanding options, (iv) performance awards or (v) combinations of the foregoing.

     Subject to the adjustment provisions described below, the number of shares of Common Stock which are available under the Plan if the amendments are approved shall not exceed in the aggregate 2,972,221 shares. Shares covered by options that terminate or expire unexercised, and shares forfeited under performance awards, will remain available for purposes of the Plan. Full-time salaried employees of the Company, including employees who are directors of the Company, or any of its subsidiaries are eligible for selection as participants in the Plan.

     The Compensation Committee of the Company's Board of Directors administers the Plan. The Compensation Committee must consist of at least three members of the Board of Directors who have not been eligible to receive options or awards under any Company stock plan for at least one year prior to commencing service on the Compensation Committee. The Board of Directors designates the members of the Compensation Committee, who serve on the Compensation Committee until they are replaced by the Board. The Compensation Committee has full power and authority to select the employees to be granted awards under the Plan, to interpret and construe the Plan and to establish and amend rules and regulations for the administration of the Plan.

     The Compensation Committee may make appropriate adjustments in the number of shares covered by outstanding options, stock appreciation rights or performance awards, applicable option prices and the maximum number of shares which may be issued pursuant to the Plan to reflect any stock dividend, share division or combination, recapitalization, merger, consolidation or reorganization of or by the Company.

     The Plan may be amended or discontinued by the Board without the approval of stockholders. No awards under the Plan will be made after November 23, 1996.

     Stock Options. In general, the Plan contemplates the granting of two types of options to purchase Common Stock of the Company. One type of option is intended to qualify under particular provisions of the Code, including but not limited to incentive stock options. The second type of option would not be intended to qualify under the Code (non-qualified stock options). A combination of the two would be permitted.

     Each grant will specify the number of shares of Common Stock to which it pertains and an option price not less than the fair market value per share of the Company's Common Stock on the date of grant (and for certain recipients of incentive stock options, 110% of fair market value). The option price is payable by the optionee at the time of exercise in cash or by exchanging previously acquired shares of the Company's Common Stock, with a fair market value equal to the option price, or by a combination of these payment methods. Successive grants may be made to the same person whether or not any option previously granted remains unexercised. Each option agreement will specify any period or periods of continuous employment that might be required before the option becomes exercisable, provided that no option will be granted for a term of more than ten years.

     The exercise of options, which are intended to qualify under the Code as incentive stock options shall be subject to a $100,000 calendar year limit based on the fair market value of the Common Stock at the time the option was granted. Except as stated, and without regard to the proposed amendment to establish a 50,000 limit per fiscal year, there is no restriction in the current Plan on the number of options that may be granted to any person. Options (and related stock appreciation rights as described below) are not transferable otherwise than by will or the laws of descent and distribution and during the lifetime of the optionee may be exercised only by the optionee.

     The Plan provides that in the event of a "Change in Control" of the Company, all options and any stock appreciation rights outstanding for at least six months will become 100% vested, immediately exercisable and may be cashed out at the Compensation Committee's discretion. Change in Control is defined as the acquisition of 20% or more of the Company's stock, the merger or consolidation of the Company, the sale of all or substantially all of the Company's assets, or certain changes in the Company's Board of Directors.

     The proceeds from the sale of Common Stock issued upon exercise of options granted under the Plan will be added to the working capital of the Company and used for general corporate purposes.

     Stock Appreciation Rights. The Plan provides for the grant of stock appreciation rights in conjunction with any option granted pursuant to the Plan, as determined by the Compensation Committee. Stock appreciation rights permit an optionee to elect to exercise stock appreciation rights in lieu of exercising all or a portion of the option and, at the option of the Compensation Committee, to receive cash or shares of Common Stock of the Company or a combination of cash and shares equal in value to the excess of the fair market value of the option shares over the option exercise price of such option shares on the date the stock appreciation rights are exercised. No stock appreciation right will be exercisable except at a time when the related option is exercisable. The exercise of a stock appreciation right will reduce the number of shares available for award under the Plan and under the related option on a share-for-share basis. Stock appreciation rights may be amended, suspended or terminated at the discretion of the Compensation Committee.

     For example, if an optionee holds options which include related stock appreciation rights to purchase 1,000 shares of the Company's Common Stock under the Plan that are currently exercisable at $15 per share and the market price of the Company's Common Stock is $25 per share, the optionee may either exercise the option by paying the Company $15,000 or may elect to exercise the stock appreciation right and, at the discretion of the Compensation Committee, receive either $10,000 or 400 shares of the Company's Common Stock or a combination of cash and shares.

     Performance Awards. Performance awards of Common Stock may be made without additional consideration from time to time by the Compensation Committee. Performance awards are contingent upon the achievement over a period of not less than one year of such Company, division, subsidiary, group or other objectives as shall be established by the Compensation Committee at the time of the grant. Such objectives may be revised by the Compensation Committee to reflect significant, unforeseen events or changes in circumstances. Upon a Change in Control, the shares of Common Stock awarded under the Plan shall be deemed fully vested.

     At November 28, 1994, the Company had approximately 500 employees eligible to participate in the Plan, of which 366 employees held options granted under the Plan. At November 28, 1994, a total of 1,238,713 shares of Common Stock were issuable upon exercise of outstanding and unexercised options granted under the Plan of which 604,539 are exercisable within sixty days. The options granted under the Plan outstanding at November 28, 1994, expire on dates ranging between October 28, 1997 and December 23, 2003, and have a weighted average exercise price of $19.67 per share.

FEDERAL INCOME TAX CONSEQUENCES

     Non-qualified Options. The granting of a non-qualified stock option will not result in federal income tax consequences to either the Company or the optionee. However, upon exercise of such option, the optionee will realize ordinary income measured by the excess of the then fair market value of the shares acquired over the option price. The Company will be entitled to a deduction for a corresponding amount. For purposes of determining gain or loss realized upon a subsequent sale or exchange of such shares, the optionee's tax basis will be the sum of the option price paid and the amount of ordinary income, if any, recognized by the optionee. All options issued to date under the Plan have been non-qualified options.

     Incentive Stock Options. No federal income tax consequences will result to either the Company or an optionee when an incentive stock option is granted or timely exercised (except as described in the second subsequent paragraph), but only when the stock received under the option is sold or otherwise disposed of. Gain or loss at the time of sale is measured by the difference between the option price and the proceeds of the sale. If shares acquired on exercise of an incentive stock option are disposed of prior to the expiration of one year from the date of exercise or two years from the date of grant, the optionee will generally be subject to ordinary income tax to the extent of the difference between the sales price and the exercise or purchase price or, if less, the difference between the fair market value of the shares on the date of exercise and the option price, and the Company will be entitled to a corresponding tax deduction at that time.

     Under the Tax Reform Act of 1986, the 60% deduction for capital gains was eliminated for all tax years beginning in 1987. Effective January 1, 1987, all capital gains are taxed as ordinary income. Therefore, the disposition of shares acquired on exercise of incentive stock options will result in ordinary income to the extent of the difference between the tax basis and the sales price.

     Although an optionee will not realize ordinary income upon the exercise of an incentive stock option, the excess of the fair market value of the shares acquired at the time of exercise over the option price constitutes an item of "tax preference" within the meaning of Section 57 of the Code, and thus may result in the optionee's being subject to the "alternative minimum tax" pursuant to Section 55 of the Code.

     Stock Appreciation Rights. No federal income tax consequences will result to either the Company or the optionee upon the grant of stock appreciation rights. Upon exercise of stock appreciation rights by an optionee the amount of any cash received and the fair market value of any shares of Common Stock received will be taxable to the optionee as ordinary income, and the Company ordinarily will be entitled to a corresponding deduction. The tax basis of any Common Stock received will be its fair market value on the exercise date. The
Section 16(b) deferral described above would be applicable to any shares received by an officer of the Company upon exercise of a stock appreciation right.

     Performance Awards. There will be no federal income tax consequences to the Company or the recipient of a performance award at the time of grant. Ordinary income will be recognized by the employee upon the receipt of shares of Common Stock pursuant to the achievement of the performance award objectives, and the Company will be entitled to a corresponding deduction.

     Withholding. Withholding of federal taxes at applicable rates will be required in connection with ordinary income realized by an optionee by reason of the exercise of stock options, stock appreciation rights or the receipt of shares under performance awards granted pursuant to the Plan. Accordingly, provisions satisfactory to the Company will have to be made either for such withholding or payment by the optionee in lieu thereof.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of Common Stock present or represented at the meeting is required to adopt the amendments to the Plan. The Board of Directors recommends a vote FOR the approval of the amendments to the Plan.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

     The Board of Directors has appointed Deloitte & Touche as the independent auditors of the Company for the fiscal year ending August 31, 1995, subject to stockholder ratification. Representatives of Deloitte & Touche are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                                    GENERAL

     The Annual Report to Stockholders covering fiscal year 1994 has been mailed to stockholders with this mailing or previously. The Annual Report does not form any part of the material for the solicitation of proxies.


     Pursuant to the rules of the Securities and Exchange Commission, a proposal to be presented by a stockholder at the Company's 1996 Annual Meeting must be received by the Company at its principal executive offices no later than August 21, 1995.


     The expense of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or telegram. The Company will request brokers, dealers or other nominees to send proxy material to and obtain proxies from their principals and the Company will, upon request, reimburse such persons for their reasonable expenses.

                                 OTHER BUSINESS

     Management knows of no other matter that will come before the meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgment.

                                            By Order of the Board of Directors,



                                                    /s/ DAVID M. SUDBURY

                                                      DAVID M. SUDBURY
                                                 Vice President, Secretary
                                                    and General Counsel


December 19, 1994

Commercial Metals Company
7800 Stemmons
Dallas, Texas 75247





                         Notice of 1995 Annual Meeting

                                Proxy Statement

                                    (LOGO)






(LOGO)   Printed on recycled paper

                                                               PRELIMINARY COPY
PROXY
                          COMMERCIAL METALS COMPANY
                            7800 Stemmons Freeway
                             Dallas, Texas 75247

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Shareholder(s) of Commercial Metals Company hereby appoint(s)
A. Leo Howell, Stanley A. Rabin and Marvin Selig, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 1995 Annual Meeting of Shareholders of Commercial Metals Company to be held on Thursday, January 26, 1995 at 10:00 a.m., Central Standard Time at the Alexandria Auditorium of the INFOMART, 1950 Stemmons Freeway, Dallas, Texas, and any adjournment, continuation, or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies heretofore executed by the undersigned for such meeting.

All powers may be exercised by a majority of said proxy holders or substitutes voting or acting on, if only one votes and acts then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement.

            PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.        /X/ Please mark
IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED                   your votes
FOR PROPOSALS 1, 2, 3, 4 AND 5.                                     as this

              ___________________
                     COMMON


NOMINEES: Moses Feldman, Ralph E. Loewenberg, Stanley A. Rabin, Marvin Selig

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

- --------------------------------------------------------------------------------

1. ELECTION OF DIRECTORS

FOR all nominees listed        WITHHOLD AUTHORITY
except as marked to the      to vote for all nominees
    contrary                         listed
       / /                             / /

2. AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

        FOR              AGAINST              ABSTAIN
        / /                / /                  / /

3. AMENDMENTS TO THE 1986 STOCK INCENTIVE PLAN.

        FOR              AGAINST              ABSTAIN
        / /                / /                  / /

4. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 31, 1995.

        FOR              AGAINST              ABSTAIN
        / /                / /                  / /

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THIS MEETING.


                                        Dated ____________________________, 19__

                                        ________________________________________
                                                           Signature

                                        ________________________________________
                                              Second Signature If Held Jointly

                                        When shares are held by joint tenants,
                                        both should sign. When signing as
                                        attorney, executor, administrator,
                                        trustee, or guardian, please give full
                                        title as such. If a corporation, please
                                        sign in full corporate name by
                                        President or other authorized officer.
                                        If a partnership, please sign in the
                                        partnership name by authorized person.

 PLEASE MARK, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.